EXHIBIT 99.1

Heron Therapeutics Appoints Neil J. Clendeninn, M.D., Ph.D. as Senior Vice President and Chief
Medical Officer

REDWOOD CITY, Calif. – October 12, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs, today announced the appointment of Neil J. Clendeninn, M.D., Ph.D. as Senior Vice President and Chief Medical Officer. Dr. Clendeninn joins the Company today and will report to Barry D. Quart, Pharm.D., Chief Executive Officer of Heron.

“Neil has been instrumental as an advisor to the Company, specifically in his guidance during our recently completed MAGIC study for SUSTOL® (granisetron) Injection, extended release, and we are delighted that he will be joining us as a permanent member of our team,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “Neil brings over 30 years of experience in drug development and clinical practice to his role at Heron, and we look forward to his leadership in all areas of our business as we move forward in our goals of developing best-in-class medicines with the potential to improve the lives of patients suffering from cancer or pain.”

Since 2001, Dr. Clendeninn has been the president of CANAID, Inc. his own consultancy firm, and prior to joining Heron, he was an advisor to the Company in that capacity. Additionally, Dr. Clendeninn is currently a practicing physician and serves as Program Director for Palliative Medicine Partners: Complex Illness Coordination, a program of Kauai Hospice in Kauai, Hawaii. From 1993 until 2001, Dr. Clendeninn served as Senior Vice President and Head of Clinical Affairs at Agouron Inc. Prior to this, beginning in 1985, he was Director of the Clinical Oncology Department at Burroughs-Welcome Company. Simultaneous to these roles, Dr. Clendeninn served as a practicing physician and held academic faculty roles at various institutions, among them, the University of North Carolina at Chapel Hill and the National Cancer Institute at the National Institutes of Health in Rockville, MD. In addition, Dr. Clendeninn currently sits on several Boards, including the Board of Directors at OncoGenex Pharmaceuticals in Bothell, WA, and is a Scientific Medical Advisor at the Cancer Prevention & Research Initiative of Texas. Previously, he served on the Board of Scientific Advisors at the National Cancer Institute of the National Institutes of Health, from 2001 through 2005. He received an M.D. and Ph.D. degree in microbiology and pharmacology from New York University in New York, NY.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents. Heron’s goal is to build on therapeutics with well-known pharmacology by improving their tolerability and efficacy as well as broadening their potential field of use. Heron is currently developing four pharmaceutical products for patients suffering from cancer or pain. SUSTOL® (granisetron) Injection, extended release is being developed for the prevention of both acute and delayed chemotherapy-induced nausea and vomiting (CINV) associated with moderately emetogenic chemotherapy (MEC) or highly emetogenic chemotherapy (HEC). CINV is one of the most debilitating side effects of chemotherapy and is a leading cause of premature discontinuation of cancer treatment. Heron recently reported positive, top-line results from its Phase 3 MAGIC study. In July 2015, Heron resubmitted its New Drug Application (NDA) for SUSTOL to the U.S. Food and Drug Administration (FDA), and the FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of January 17, 2016. HTX-019, also being developed for the prevention of CINV, has the potential to become the first polysorbate 80-free, intravenous formulation of aprepitant, a neurokinin-1 (NK1) receptor antagonist. Heron intends to file an NDA for HTX-019 using the 505(b)(2) regulatory pathway in the second half of 2016. HTX-011 is Heron’s long-acting formulation of the local anesthetic bupivacaine in a fixed-dose combination with the anti-inflammatory meloxicam. In September 2015, Heron reported positive, top-line results from a Phase 2 study of HTX-011 in patients undergoing bunionectomy. In this study, HTX-011 significantly reduced pain intensity and the need for opioid rescue medications. HTX-011 is the subject of a broad-based development program designed to target the many patients undergoing a wide range of surgeries who experience significant post-operative pain. HTX-003, a long-acting formulation of buprenorphine, is being developed for the potential management of chronic pain and opioid addiction. All of Heron’s product candidates utilize Heron’s innovative science and technology platforms, including its proprietary Biochronomer® drug delivery technology, which can deliver therapeutic levels of a wide range of otherwise short-acting pharmacological agents over a period of days to weeks with a single injection.

For more information, please visit www.herontx.com.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, those associated with: whether the U.S. Food and Drug Administration (FDA) approves the SUSTOL NDA as submitted or supports as broad of a labeled indication for SUSTOL as requested, the progress in the research and development of HTX-019, HTX-011, HTX-003 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies that may not justify the pursuit of further development of our product candidates, the launch and acceptance of SUSTOL and new products generally, our financial position and our ability to raise additional capital to fund operations, if necessary, or to pursue additional business opportunities, strategic business alliances we may pursue or the potential acquisition of products or technologies, and our ability to grow our organization to sustain the commercial launch for SUSTOL, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Contacts:
Investor Relations Contact:
Jennifer Capuzelo, Associate Director, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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